      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM S-8/S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               VIXEL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      84-1176506
           (STATE OF INCORPORATION)                           (I.R.S. EMPLOYER
                                                           IDENTIFICATION NUMBER)

                        11911 NORTH CREEK PARKWAY SOUTH
                           BOTHELL, WASHINGTON 98011
                                 (425) 806-5509
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                     2000 NON-OFFICER EQUITY INCENTIVE PLAN
                           (FULL TITLE OF THE PLANS)

                            ------------------------

                               JAMES M. MCCLUNEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               VIXEL CORPORATION
                        11911 NORTH CREEK PARKWAY SOUTH
                           BOTHELL, WASHINGTON 98011
                                 (425) 806-5509
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                            GREGORY B. ABBOTT, ESQ.
                             JEFFRY A. SHELBY, ESQ.
                               COOLEY GODWARD LLP
                              5200 CARILLON POINT
                            KIRKLAND, WA 98033-7356
                                 (425) 893-7700
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF SECURITIES               AMOUNT TO        OFFERING PRICE          AGGREGATE          AMOUNT OF
           TO BE REGISTERED               BE REGISTERED         PER SHARE         OFFERING PRICE     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.00015 par value, to be
issued under the 2000 Non-Officer
Equity Incentive Plan..................     1,900,000          $8.5625(1)           $16,268,750           $4,295
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.00015 par value........     1,619,688          $8.5625(1)           $13,868,579           $3,662
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share is estimated to be $8.5625 based on the average of the high and low sales prices of the Company's Common Stock as reported on the Nasdaq Stock Market for June 2, 2000.

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

PROSPECTUS

                                1,619,688 Shares

                               VIXEL CORPORATION

                                  Common Stock

                           -------------------------

     This prospectus relates to 1,619,688 shares of the Common Stock of Vixel Corporation, a Delaware corporation, which may be offered from time to time by selling stockholders identified on page 13 (collectively, the "selling stockholders") for their own accounts. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices in the Nasdaq National Market on the date of sale. We will receive no part of the proceeds from sales made hereunder. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us. None of the shares offered pursuant to this prospectus have been registered prior to the filing of the Registration Statement of which this prospectus is a part.

                           -------------------------

     Each selling stockholder and any broker executing selling orders on behalf of such selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     Our Common Stock is listed for quotation on the Nasdaq National Market under the symbol "VIXL." On June 8, 2000, the last reported sale price of our Common Stock on the Nasdaq National Market was $8.9375 per share.

                           -------------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN RISKS THAT YOU
           SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                           -------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           -------------------------

                  The date of this prospectus is June 9, 2000

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein

                           FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements that involve risk and uncertainties. The statements contained in this report that are not purely historical are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date hereof to conform such statements to actual results or to changes in our expectations.

                                  ABOUT VIXEL

     We are a leading provider, based on revenue and units and number of ports shipped, of comprehensive solutions in storage area networks, or SANs. SANs are networks that are specifically designed to interconnect computer systems and data storage devices. Our comprehensive SAN interconnect solutions consist of a variety of products that connect computers to data storage devices in a network configuration. Our products utilize the Fibre Channel protocol, which is an American National Standards Institute, or ANSI, defined standard for the transfer of information between computers and storage devices. Our Fibre Channel product portfolio consists of our SAN systems, which include our SAN management software and our switches and hubs, and other components, which include our transceivers. Our products enable data storage devices to connect to one or more computer systems and facilitate the reliable exchange of large amounts of data at high speeds. Our products are fully interoperable and designed to perform in concert so that customers can easily deploy a range of SAN configurations, from simple point-to-point connections to more complex high-performance networks. By offering and supporting the key components necessary to connect servers and storage, we enable our customers to turn to one vendor for their SAN interconnect needs.

     We incorporated in Colorado in June 1991 under the name Photonics Research Incorporated and initially developed fiber optic components for data communications and related applications. In February 1995, we reincorporated in Delaware and changed our name to Vixel Corporation. In the first quarter of 1996, we acquired the Fibre Channel hub and transceiver product lines from Western Digital Corporation. In 1997 we began developing our SAN InSite software to manage our SAN interconnect solutions. In the first quarter of 1998, we acquired Arcxel Technologies, Inc., a developer of Fibre Channel switches. In early 1998, we sold our laser diode fabrication facility and gigabit Ethernet transceiver product line to Cielo Communications, Inc., and have since been focused exclusively on designing, developing and marketing our Fibre Channel SAN interconnect solutions. Our principal executive offices are located at 11911 North Creek Parkway South, Bothell, Washington 98011. Our telephone number at that location is (425) 806-5509.

                                  RISK FACTORS

     Prospective investors in the shares of common stock offered hereby should carefully consider the following risk factors, in addition to the other information contained in this prospectus or in documents incorporated by reference herein. The risk factors set forth herein reflect those risks known to our management as of the date of the filing of this registration statement on form S-8/S-3, and which management believes could be material to our business, operating results and financial condition. Such factors may change over time and may differ materially from the risk factors listed herein. Prospective investors are cautioned to review in addition to the risk factors set forth herein, the risk factors contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our most recent annual report on Form 10-K and quarterly report on Form 10Q, as well as the additional information contained in such reports and our other filings under the Exchange Act.

WE HAVE INCURRED SIGNIFICANT LOSSES SINCE OUR INCEPTION, WE EXPECT FUTURE LOSSES, AND WE MAY NOT BECOME PROFITABLE.

     We have incurred significant losses since inception and expect to incur losses in the future. We cannot be certain that we ever will realize sufficient revenue to achieve profitability. We expect to incur significant product development, sales and marketing and administrative expenses, and we will need to generate significant revenue to achieve and maintain profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability.

OUR OPERATING RESULTS ARE DIFFICULT TO FORECAST, MAY FLUCTUATE ON A QUARTERLY BASIS AND MAY BE ADVERSELY AFFECTED BY MANY FACTORS, WHICH MAY RESULT IN VOLATILITY IN OUR STOCK PRICE.

     Our revenue and results of operations have varied on a quarterly basis in the past and may vary significantly in the future due to a number of factors, many of which may cause our stock price to fluctuate. Some of the factors that could affect our operating results include:

     - the size, timing, terms and fluctuations of customer orders, particularly large orders from a limited number of OEMs;

     - our ability to attain and maintain sufficient reliability levels for our SAN interconnect products;

     - the timing of the introduction or enhancement of products by us, our OEMs and our competitors;

     - decreases in the prices at which we can sell our products;

     - the mix of products sold, as our switches and hubs typically have higher margins than our transceivers, and the mix of distribution channels through which our products are sold; and

     - the ability of our contract manufacturers to produce and distribute our products in a timely fashion.

     As a result of these and other factors, we believe that period to period comparisons of our operating results should not be relied upon as an indicator of our future performance. It is likely that in some future period our operating results will be below your expectations or those of public market analysts.

A COMPONENT IN OUR TRANSCEIVERS HAS EXPERIENCED AN ABNORMALLY HIGH FAILURE RATE WHICH HAS ADVERSELY AFFECTED AND COULD IN THE FUTURE AFFECT OUR SALES.

     Our GBIC transceivers manufactured prior to March 1999, and our GLM transceivers manufactured prior to September 1999, incorporate a compact disk, or CD, laser manufactured by a third party. We have observed, and some customers have confirmed, that in certain applications our GBIC and GLM transceivers manufactured prior to March 1998 that incorporate this CD laser have experienced an abnormally high failure rate. Although we recorded a warranty reserve as a result of these problems, there is a risk that this reserve will be inadequate to implement a remedy that is satisfactory to our customers. Claims against us in excess of the amount of our reserves could have a material adverse effect on our business and financial condition. Partially as a result of this problem, some of our customers have stopped or significantly reduced their purchases of our transceiver products, which has resulted in a significant decrease in our transceiver revenue. In addition, if we are unable to resolve this matter to our customers' satisfaction, or if failure rates in transceiver products increase, our reputation and relationships with current and prospective customers could be damaged and adversely affect the sales of all of our products.

OUR OEMS HAVE UNPREDICTABLE ORDER PATTERNS WHICH MAY CAUSE OUR REVENUE TO VARY SIGNIFICANTLY FROM PERIOD TO PERIOD.

     Our OEMs tend to order sporadically, and their purchases can vary significantly from quarter to quarter. Our OEMs generally forecast expected purchases in advance, but frequently do not order as expected and tend to place purchase orders only shortly before the scheduled delivery date. We plan our operating expenses based on revenue projections derived from our OEMs' forecasts. Because most of our expenses are fixed in the short term or incurred in advance of anticipated revenue, we may not be able to decrease our expenses in a timely manner to offset any unexpected shortfall in revenue. These order habits cause our backlog to fluctuate significantly. Moreover, our backlog is not necessarily indicative of actual sales for any succeeding period, as orders are subject to cancellation or delay by our OEMs with limited or no penalty. Also, we typically generate a large percentage of our quarterly revenue in the last month of the quarter.

THE LOSS OF ONE OR MORE KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUE.

     Our success will depend on our continued ability to develop and manage relationships with significant OEMs and resellers, as well as on the sales efforts and success of these customers. Historically, our four largest customers in each period have represented over 50% of our total revenue. Although we are attempting to expand our base of OEMs and resellers, most of our future revenue may come from a small number of customers.

     Our agreements with our customers do not provide any assurance of future sales to those customers. For example:

     - our OEMs and resellers can stop purchasing and marketing our products at any time;

     - our OEM and reseller agreements are not exclusive and contain no renewal obligation; and

     - our OEM and reseller agreements do not require minimum purchases.

     We cannot be certain that we will retain our current OEMs and resellers or that we will be able to recruit additional or replacement customers. Many of our OEMs and resellers carry or utilize competing product lines. If we were to lose one or more OEMs or resellers to a competitor, our business, results of operations and financial condition could be significantly harmed.

OUR SUCCESS IS DEPENDENT UPON ACCEPTANCE OF FIBRE CHANNEL TECHNOLOGY AND THE GROWTH OF THE EMERGING SAN MARKET.

     Our SAN InSite management software, switches, hubs and transceivers are used exclusively in SANs. Accordingly, widespread adoption of SANs is critical to our future success. The market for SANs and related software, switches, hubs and transceivers has begun to develop only recently and is evolving rapidly. Because this market is new, it is difficult to predict its potential size or future growth rate. SANs are often implemented in connection with deployment of new storage systems and servers. Potential end-user customers that have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, such as SANs. Our success in generating revenue in this emerging SAN market will depend on, among other things, our ability to:

     - demonstrate the benefits of SANs and our SAN InSite management software, switch, hub and transceiver products to OEMs, resellers and end-users;

     - develop, maintain and build relationships with leading OEMs and resellers; and

     - accurately predict the direction of industry standards and base our products on those industry standards.

     Our failure to do any of these activities would adversely affect our ability to successfully compete in the emerging SAN market.

BECAUSE A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM SALES OF ENTRY-LEVEL HUBS AND TRANSCEIVERS, WE ARE DEPENDENT ON CONTINUED WIDESPREAD MARKET ACCEPTANCE OF THESE PRODUCTS.

     We currently derive a significant portion of our revenue from sales of our entry-level hubs and transceivers. Although we anticipate our transceiver revenue will continue to decline, we expect that revenue from our entry level hubs and transceivers will continue to account for a substantial portion of our total revenue for the foreseeable future. If the market does not continue to accept our entry-level hubs and transceivers, our revenue will decline significantly. Factors that may affect the market acceptance of our products include the continued growth of the market for SAN interconnect products, the performance, price and total cost of ownership of our products, the availability, functionality and price of competing products and technologies, and the success and development of our OEMs and resellers. Many of these factors are beyond our control.

WE EXPECT THAT A GROWING PERCENTAGE OF OUR FUTURE REVENUE WILL BE DERIVED FROM OUR SWITCH AND MANAGED HUB PRODUCTS AND OUR SAN MANAGEMENT SOFTWARE PRODUCTS, AND OUR SUCCESS WILL DEPEND ON WIDESPREAD ACCEPTANCE OF THESE PRODUCTS.

     Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high-quality, cost-effective products as well as product enhancements and services on a timely basis and by keeping pace with technological developments and emerging industry standards. If we do not successfully develop, introduce and market new products, especially our switch and managed hub products, our revenue may decline. In particular, our future revenue growth will depend on the success of new product launches of our switch and software products and success of our current switch and managed hub products. In addition, as we introduce new or enhanced products, we will have to manage successfully the transition from older products in order to minimize disruption in our customers' ordering patterns, avoid excessive levels of older product inventories and ensure that enough supplies of new products can be delivered to meet our customers' demands. To the extent customers defer or cancel orders in expectation of new product releases, any delay in development or introduction of new products could cause our operating results to suffer.

COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED PRICES AND SALES OF OUR PRODUCTS, INCREASED LOSSES AND REDUCED MARKET SHARE.

     The markets for SAN interconnect products are highly competitive. Our current competitors include a number of domestic and international companies, many of which have substantially greater financial, technical, marketing and distribution resources than we have. We expect that more companies, including our customers, may enter the market for SAN interconnect products. We may not be able to compete successfully against either current or future competitors. Increased competition could result in significant price erosion, reduced revenue, lower margins or loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition.

     For switch sales, we compete primarily with Ancor Communications, Brocade Communications and McDATA. For hub sales, we compete primarily with Emulex Corporation and Gadzoox Networks. For transceiver sales, we compete primarily with Finisar, Hewlett-Packard and IBM. Although we do not believe that any other vendor offers comprehensive SAN interconnect management software that directly competes with ours, other vendors, such as Brocade and Gadzoox, provide single point-device managers for either switch or hub products, but not across multiple interconnect devices, including switches, hubs and transceivers. Our competitors continue to introduce improved products with lower prices, and we will have to do the same to remain competitive. Furthermore, larger companies in other related industries or our customers may develop or acquire technologies and apply their significant resources, including their distribution channels and brand recognition, to capture significant SAN market share. Therefore, we may not be able to compete successfully in the SAN market.

OUR FAILURE TO ENHANCE OUR EXISTING PRODUCTS AND INTRODUCE NEW PRODUCTS ON A TIMELY BASIS COULD CAUSE OUR REVENUE TO FALL.

     Given the product life cycles in the markets for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could significantly harm our business, results of operations and financial condition. Product development delays may cause our revenue to decrease and the price of our stock to fall. We may not be able to develop, manufacture and market new products or product enhancements in a timely manner that achieve market acceptance. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:

     - changing OEM product specifications;

     - difficulties in hiring and retaining necessary personnel;

     - difficulties in reallocating engineering resources and overcoming resource limitations;

     - difficulties with independent contractors;

     - changing market or competitive product requirements; and

     - unanticipated engineering complexities.

THE SALES CYCLE FOR OUR PRODUCTS IS LONG AND WE MAY INCUR SUBSTANTIAL NON-RECOVERABLE EXPENSES AND DEVOTE SIGNIFICANT RESOURCES TO SALES THAT DO NOT OCCUR WHEN ANTICIPATED OR AT ALL.

     OEMs and resellers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may range from six months to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize any revenue from these relationships.

FAILURE TO MANAGE OUR OEM AND RESELLER RELATIONSHIPS AND EXPAND OUR DISTRIBUTION CHANNELS COULD SIGNIFICANTLY REDUCE OUR REVENUE.

     We rely on OEMs and resellers to distribute and sell our products. Our success depends substantially on our ability to initiate, manage and expand our relationships with OEMs, our ability to attract additional resellers and the sales efforts of these OEMs and resellers. Our failure to manage and expand our relationships with OEMs and resellers, or their failure to market our products effectively, could substantially reduce our revenue and seriously harm our business.

ANY FAILURE BY US TO SUCCESSFULLY EXECUTE OUR DISTRIBUTION STRATEGY WILL NEGATIVELY IMPACT OUR REVENUE.

     Our distribution strategy focuses primarily on developing and expanding indirect distribution channels through OEMs and resellers, as well as expanding our field sales organization. Our failure to execute this strategy successfully could limit our ability to grow or sustain revenue. Furthermore, as we expand our sales to resellers, we may increase our selling costs as these parties generally require a higher level of customer support than our OEMs. If we fail to develop and cultivate relationships with significant resellers, or if these resellers are not successful in their sales efforts, sales of our products may decrease and our operating results would suffer. Many of our resellers also sell products that compete with our products. We cannot assure you that our resellers will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. Our failure to successfully manage our reseller relationships or their failure to sell our products could reduce our revenue.

     In order to support and develop opportunities for our indirect distribution channels, we plan to expand our field sales and support staff significantly. We cannot assure you that this expansion will be successfully completed, that the cost of this expansion will not exceed the incremental revenue generated or that our expanded field sales and support staff will be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of our current or potential competitors. Our inability to effectively establish our distribution channels or manage the expansion of our field sales and support staff would have a material adverse effect on our ability to increase revenue.

THE LOSS OF K*TEC, THE FAILURE TO FORECAST ACCURATELY DEMAND FOR OUR PRODUCTS OR TO MANAGE SUCCESSFULLY OUR RELATIONSHIP WITH K*TEC WOULD NEGATIVELY AFFECT OUR BUSINESS.

     We rely on K*TEC Electronics, a division of Kent Electronics, an outside contract manufacturing firm, to manufacture, store and ship our products. We share K*TEC's manufacturing capacity with numerous companies whose manufacturing needs may conflict with ours. If K*TEC is unable or unwilling to complete production runs for us in the future, or experiences any significant delays in completing production runs or shipping our products, the manufacturing and sale of our products would be temporarily suspended. We have in the past experienced delivery problems based on capacity constraints for production test and material supply. If our product volume requirements increase, we may find it necessary to augment our manufacturing capacity by exploring new subcontract manufacturers. We may not be successful in finding qualified manufacturers that meet our needs. An interruption in supply of our products, or additional costs incurred to qualify and shift production to an alternative manufacturing facility, would significantly harm our business, results of operations and financial condition.

     K*TEC is not obligated to supply products for us, except as may be provided in a particular purchase order that K*TEC has accepted. We place purchase orders with K*TEC based on periodic forecasts. While most of the materials used in our products are standard products, some are proprietary and/or sole-source and require extended lead times. Our business will be adversely affected if we are unable to accurately forecast demand for our products and manufacturing capacity or if materials are not available at K*TEC to meet the demand. Lead times for materials and components vary significantly and depend on the specific supplier, contract terms and demand for a component at a given time. We also may experience shortages of components from time to time, which could delay the manufacture of our products.

     We plan to regularly introduce new products and product enhancements, which will require that we coordinate our efforts with K*TEC to rapidly achieve volume production. If we do not effectively manage our relationship with K*TEC, or if K*TEC experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, our ability to ship products to our customers could be delayed and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming. If we are required to or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

WE MAY LOSE SALES IF OUR SOLE SOURCE SUPPLIERS FAIL TO MEET OUR NEEDS.

     We currently purchase several key components from single sources. We depend on single sources for our card guides, our VCSELs, our application specific integrated circuits, or ASICs, and our microprocessors. VCSELs are laser components that maintain a high quality signal and consume a low amount of power. ASICs are custom designed computer chips that perform specific functions very efficiently. In addition, we license a software from a third party that is incorporated into our switches and hubs. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business, results of operations and financial condition would be materially adversely affected.

     We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for particular components. As a result, our component requirement forecasts may not be accurate. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our business and operating results.

A DECREASE IN THE SELLING PRICES OF PRODUCTS WOULD REDUCE OUR REVENUE AND GROSS MARGINS.

     As the markets for SAN interconnect products mature, it is likely that the average unit prices of our products will decrease in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. If our efforts to reduce the cost of our products through manufacturing efficiencies, design improvements and cost reductions, as well as through increased sales of higher margin products are not successful, our revenue and gross margins will decline, significantly harming our operating results and financial condition which may cause our stock price to drop.

UNDETECTED SOFTWARE OR HARDWARE DEFECTS COULD INCREASE OUR COSTS AND REDUCE OUR REVENUE.

     SAN interconnect products frequently contain undetected software or hardware defects when first introduced or as new versions are released. Our products are complex and problems may be found from time to time in our existing, new or enhanced products. Our products incorporate components manufactured by third parties. We have in the past experienced difficulties with quality and reliability of components obtained from third parties and we could experience similar problems in the future. In addition, our products are integrated with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems.

IF WE FAIL TO SUCCESSFULLY DEVELOP THE VIXEL BRAND, OUR REVENUE MAY NOT GROW AND OUR STOCK PRICE MAY FALL.

     We believe that establishing and maintaining the Vixel brand is a critical aspect of our efforts to maintain and develop strategic OEM and reseller relationships, and that the importance of brand recognition will increase due to the growing number of vendors of SAN interconnect products. Our failure to successfully develop our brand may prevent us from growing our revenue, which could cause the price of our stock to fall. We intend to increase our spending on programs, including advertising campaigns and marketing events, to create and maintain brand loyalty among our customers. If we do not generate a corresponding increase in our revenue as a result of our branding efforts or otherwise fail to promote our brand successfully, or if we incur excessive expenses in an attempt to promote and maintain the Vixel brand, our business, results of operations and financial condition may be materially adversely affected. In addition, if our OEMs, resellers and end users of our SAN interconnect products do not perceive our products to be of high quality, or if we introduce new products or technologies that are not accepted by the market, the value of the Vixel brand will decline and our business will suffer.

OUR MANAGEMENT TEAM IS NEW AND MAY NOT BE ABLE TO WORK TOGETHER SUCCESSFULLY WHICH COULD HARM OUR BUSINESS.

     Our success depends to a significant degree upon the continued joint contributions of our key management. Many key members of our management team have joined us only recently. Because of the limited time in which our management team has been working together, we cannot assure you that management will be able to work effectively as a team.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL.

     We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, sales and marketing, finance and operations personnel. In particular, we will need to increase the number of technical staff members with experience in high-speed networking applications as we further develop our product line. Competition for these highly skilled employees in our industry is intense. Our failure to attract and retain these key employees could have a material adverse effect on our business, results of operations and financial condition.

     We are seeking additional sales and marketing personnel. Competition for qualified sales and marketing personnel is intense and we might not be able to hire the kind and number of sales and marketing personnel we are targeting. Unless we expand our sales and marketing force, we may not be able to increase our revenue or extend our brand awareness. We also have a small customer service and support organization and will need to increase our staff to support new OEMs and resellers and the expanding needs of our existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of SAN interconnect products.

     The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder the development and introduction of and negatively impact our ability to sell our products. In addition, employees may leave our company and subsequently compete against us. Moreover, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to claims of this type in the future as we seek to hire qualified personnel and some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

WE HAVE EXPERIENCED A PERIOD OF GROWTH, AND IF WE ARE NOT ABLE TO SUCCESSFULLY MANAGE THIS AND FUTURE GROWTH, OUR BUSINESS MAY SUFFER.

     We have experienced a period of growth, which has placed and continues to place a significant strain on our resources. Unless we manage our growth effectively, we may make mistakes in operating our business, such as inaccurate sales forecasting, material planning and financial reporting, which may result in fluctuations in our operating results and cause the price of our stock to decline. We plan to continue to expand our operations significantly. This growth will place a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. Our key personnel have limited experience managing this type of growth. If we cannot manage growth effectively, our business could suffer.

OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND GOVERNMENT REGULATIONS, AND IF WE CANNOT DEVELOP PRODUCTS THAT ARE COMPATIBLE WITH THESE EVOLVING STANDARDS, OUR BUSINESS WILL SUFFER.

     The market for SAN products is characterized by the need to support industry standards as they emerge, evolve and achieve acceptance. To remain competitive, we must continue to introduce new products and product enhancements that meet these industry standards. All components of a SAN must utilize the same standards in order to operate together. Our products comprise only a part of an entire SAN and we depend on the companies that provide other components, many of which are significantly larger than we are, to support industry standards as they evolve. The failure of these providers to support these industry standards could negatively impact market acceptance of our products.

     In addition, in the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop also will be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.

WE PLAN TO INCREASE OUR INTERNATIONAL SALES ACTIVITIES SIGNIFICANTLY, WHICH WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS.

     Our revenue from international sales has historically represented less than 20.0% of our total revenue. We plan to expand our international sales activities significantly, especially in Europe and Asia. Our international sales growth will be limited if we are unable to establish relationships with international distributors, establish foreign operations, effectively manage international sales channels, hire additional personnel and develop relationships with service organizations. We cannot be certain that we will be able to establish, generate and build market demand for our products internationally. Our international operations will be subject to a number of risks, including:

     - increased complexity and costs of managing international operations;

     - multiple protectionist, conflicting and changing governmental laws and regulations;

     - reduced or limited protections of intellectual property rights; and

     - political and economic instability.

     These factors and others could harm future sales of our products to international customers which would negatively impact our business and operating results. To date, none of our international revenue has been denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. In the future, a portion of our international revenue may be denominated in foreign currencies, including the Euro, which would subject us to risks associated with foreign currency fluctuations.

     Our SAN interconnect products are subject to U.S. Department of Commerce export control restrictions. Neither we nor our customers may export those products without obtaining an export license. These U.S. export laws also prohibit the export of our SAN interconnect products to a number of countries deemed by the United States to be hostile. These restrictions may make foreign competitors facing less stringent controls on their products more competitive in the global market than are we or our customers. The U.S. government may not approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised. The sale of our SAN interconnect products could be harmed by our failure or the failure of our customers to obtain the required government licenses or by the costs of compliance.

OUR INTELLECTUAL PROPERTY PROTECTION MAY PROVE TO BE INADEQUATE WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO COMPETE.

     We believe that our continued success depends on protecting our proprietary technology. We currently rely on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to establish and protect our intellectual property rights. In addition, we also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Our failure to protect our intellectual property rights could have a material adverse effect on our business, results of operations and financial condition. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that we can maintain any of our technology as trade secrets. In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States or at all.

THIRD-PARTY CLAIMS OF INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR BUSINESS.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We occasionally receive communications from third parties alleging patent infringement, and there always is the chance that third parties may assert infringement claims against us. Future patent infringement disputes, with or without merit, could result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. We cannot be certain that the necessary licenses would be available or that they could be obtained on commercially reasonable terms. If we fail to obtain these royalty or licensing agreements in a timely manner and on reasonable terms, our business, results of operations and financial condition would be materially adversely affected.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

     The trading price of our common stock has been and is likely to continue to be volatile. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - actual or anticipated fluctuations in our operating results;

     - losses of our key OEMs or reduction in their purchases of our products;

     - changes in financial estimates by securities analysts;

     - changes in market valuations of other technology companies;

     - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel; and

     - future sales of common stock.

     In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT MAY DILUTE OUR STOCKHOLDERS AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

     We expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway, we may buy businesses, products or technologies in the future. If we make any future purchases, we could issue stock that would dilute existing stockholders' percentage ownership, incur substantial debt or assume contingent liabilities.

     These purchases also involve numerous risks, including:

     - problems assimilating the purchased operations, technologies or products;

     - unanticipated costs associated with the acquisition;

     - diversion of management's attention from our core business;

     - adverse effects on existing business relationships with suppliers and customers;

     - incorrect estimates made in the accounting for acquisitions;

     - risks associated with entering markets in which we have no or limited prior experience; and

     - potential loss of key employees of purchased organizations.

WE MAY NOT BE ABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS, LIMITING OUR ABILITY TO GROW.

     We may need, or could elect, to seek additional funding to meet our capital requirements. If we need to raise additional funds, we may not be able to do so on favorable terms, or at all. Further, if we issue equity securities, existing stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated funding requirements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

                            SELLING SECURITY HOLDERS

     The following table sets forth as of the date of this prospectus, the names of the selling stockholders and the number of shares of Common Stock that each selling stockholder holds that may be offered for sale from time to time under this prospectus. All of the shares of Common Stock which may be sold by the selling stockholders were issued under our 1995 Stock Option Plan. Beneficial ownership calculations are determined in accordance with the rules of the SEC and are based on 23,646,435 shares outstanding as of May 31, 2000. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are presently exercisable or that will become exercisable within 60 days of May 31, 2000 are deemed outstanding for such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Until we satisfy the requirements for use of Form S-3, which we anticipate will occur on October 1, 2000, the volume limitations specified in Rule 144(e) under the Securities Act concerning the amount of securities to be offered by each person and any other person with whom he or she is acting in concert for the purpose of selling Vixel securities, during any three-month period apply to the sale of the securities registered hereunder. The following table shows the names of the selling stockholders and the number of shares of common stock to be offered by them under this prospectus.

                                                                PERCENT OF
                                                                BENEFICIAL       SHARES WHICH MAY
                                       SHARES BENEFICIALLY    OWNERSHIP AS OF     BE SOLD UNDER
        SELLING STOCKHOLDERS                  OWNED            MAY 31, 2000      THIS PROSPECTUS
        --------------------           -------------------    ---------------    ----------------
James M. McCluney(1).................       1,002,777               4.2%            1,000,000
Kurtis L. Adams(2)...................         218,940                 *               121,068
Charles A. Haggerty(3)...............       1,410,992               6.0%               16,666
Timothy M. Spicer(4).................         157,782                 *                16,666
Werner F. Wolfen(5)..................         247,950               1.0%               16,666
Gregory R. Olbright(6)...............       1,121,999               4.7%              415,290
Juan A. Rodriguez(7).................          47,752                 *                16,666
Mayfield VII Management
  Partners(8)........................          16,666                 *                16,666

-------------------------
 *  Beneficial ownership of less than 1%.
(1) Mr. McCluney is our president and chief executive and chairman of our board of directors. The number of shares beneficially owned by Mr. McCluney includes 729,167 shares subject to repurchase within 60 days of May 31, 2000 and 50,000 shares held by the Willow Trust.
(2) Mr. Adams is our chief financial officer, vice president of finance, treasurer and secretary. The number of shares beneficially owned by Mr. Adams includes 95,599 shares subject to options exercisable within 60 days of May 31, 2000 and 68,987 shares subject to repurchase within 60 days of May 31, 2000.
(3) Mr. Haggerty is a member of our board of directors. The number of shares beneficially owned by Mr. Haggerty includes 1,344,326 shares held by Western Digital Corporation and 50,000 shares held by the Charles A. Haggerty & Carleen R. Haggerty Trust. Mr. Haggerty is chairman of the board of Western Digital. He disclaims beneficial ownership of the shares held by Western Digital.
(4) Mr. Spicer is a member of our board of directors. The number of shares beneficially owned by Mr. Spicer includes 26,666 shares subject to options exercisable within 60 days of May 31, 2000.

(5) Mr. Wolfen is a member of our board of directors. The number of shares beneficially owned by Mr. Wolfen includes 123,547 shares held in trust for the current and former partners of Irell and Manella LLP, 94,312 shares held by a Grantor's Retained Annuity Trust (GRAT) naming Mr. Wolfen as beneficiary, 15,719 shares held by the Richard Wolfen GRAT and 474 shares held by Mr. Wolfen's spouse. Mr. Wolfen disclaims beneficial ownership of the shares held in these trust except to the extent of his pecuniary interest therein.
(6) Mr. Olbright resigned as a member of our board of directors on December 31, 1999. The number of shares beneficially owned by Mr. Olbright includes 15,976 shares subject to repurchase within 60 days of May 31, 2000.
(7) Mr. Rodriguez resigned as a member of our board of directors upon expiration of his term of office on May 24, 2000.
(8) Mr. Kevin Fong, one of our directors, is a general partner of Mayfield VII Management Partners, a California limited partnership.

                              PLAN OF DISTRIBUTION

     We have been advised by the selling stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the selling stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross transactions and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     We have advised the selling stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our "affiliate," is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. However, a person who has not been our "affiliate" at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least one year has elapsed since such shares were acquired from us or our affiliate.

     There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered under this prospectus.

                                    EXPERTS

     The financial statements incorporated in this Prospectus and in the registration statement by reference in the Annual Report on Form 10-K of Vixel Corporation for the year ended January 2, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents and information previously filed by us with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

          (a) Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2000.

          (b) Our Annual Report on Form 10-K, as amended, for the year ended January 2, 2000.

          (c) The description of our common stock contained in the registration statement on Form 8-A filed September 2, 1999 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

     We hereby undertake to provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to the attention of our Chief Financial Officer, at 11911 North Creek Parkway South, Bothell, Washington 98011. Our telephone number at that location is (425) 806-5509.

                       ADDITIONAL INFORMATION ABOUT VIXEL

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission. You may read and copy this information at any of the following public reference facilities:

Room 1024, Judiciary Plaza           Seven World Trade Center    Citicorp Center
450 Fifth Street, N.W.               Suite 1300                  500 West Madison Street
Washington, D.C. 20549               New York, New York 10048    Suite 1400
                                                                 Chicago, Illinois 60661

     Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     Our Common Stock is listed for quotation on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning us may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                                INDEMNIFICATION

     Our Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability
(a) for any breach of the director's duty of loyalty to the company or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (d) for any transaction from which a director derives an improper personal benefit.

     Our Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the fullest extent not prohibited by law. The Bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of his or her status or service as our director, officer, employee or other agent upon an undertaking by him or her to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     We have entered into separate indemnification agreements with our directors and officers, and we intend to enter into indemnification agreements with any new directors and officers in the future.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, executive officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents and information previously filed by us with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

          (a) Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2000.

          (b) Our Annual Report on Form 10-K, as amended, for the year ended January 2, 2000.

          (c) The description of our common stock contained in the registration statement on Form 8-A filed September 2, 1999 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability
(a) for any breach of the director's duty of loyalty to the company or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (d) for any transaction from which a director derives an improper personal benefit.

     Our Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the fullest extent not prohibited by law. The Bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of his or her status or service as our director, officer, employee or other agent upon an undertaking by him or her to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     We have entered into separate indemnification agreements with our directors and officers, and we intend to enter into indemnification agreements with any new directors and officers in the future.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, executive officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The issuance of the shares being offered by the Form S-3 prospectus were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of our securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with us, to information about us.

ITEM 8. EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 5.1      Opinion of Cooley Godward LLP.
10.2*     Amended and Restated 1995 Stock Option Plan and forms of
          agreement thereunder
23.1      Consent of PricewaterhouseCoopers LLP, Independent
          Accountants.
23.2      Consent of Cooley Godward LLP contained in Exhibit 5.1 to
          this Registration Statement.
24.1      Power of Attorney contained on the signature pages.
99.1      2000 Non-Officer Equity Incentive Plan.

-------------------------
* Incorporated by reference to the exhibit bearing the same number filed with Registrant's Registration Statement on Form S-1, as amended (No. 333-81347).

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, King County, State of Washington, on June 9, 2000.

                                          VIXEL CORPORATION

                                          By:     /s/ JAMES M. MCCLUNEY
                                            ------------------------------------
                                                     James M. McCluney
                                               President and Chief Executive
                                                         Officer and
                                             Chairman of the Board of Directors

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. McCluney and Kurtis L. Adams and each of them or any one, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                      TITLE                  DATE
                       ---------                                      -----                  ----
                 /s/ JAMES M. MCCLUNEY                     President, Chief Executive    June 9, 2000
--------------------------------------------------------   Officer and Chairman of the
                   James M. McCluney                      Board of Directors (Principal
                                                               Executive Officer)

                  /s/ KURTIS L. ADAMS                     Chief Financial Officer, Vice  June 9, 2000
--------------------------------------------------------  President Finance, Treasurer
                    Kurtis L. Adams                         and Secretary (Principal
                                                            Financial and Accounting
                                                                    Officer)

                                                                    Director
--------------------------------------------------------
                     Kevin A. Fong

                /s/ CHARLES A. HAGGERTY                             Director             June 9, 2000
--------------------------------------------------------
                  Charles A. Haggerty

                 /s/ TIMOTHY M. SPICER                              Director             June 9, 2000
--------------------------------------------------------
                   Timothy M. Spicer

                  /s/ WERNER F. WOLFEN                              Director             June 9, 2000
--------------------------------------------------------
                    Werner F. Wolfen

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 5.1      Opinion of Cooley Godward LLP.
10.2*     Amended and Restated 1995 Stock Option Plan and forms of
          agreement thereunder
23.1      Consent of PricewaterhouseCoopers LLP, Independent
          Accountants.
23.2      Consent of Cooley Godward LLP contained in Exhibit 5.1 to
          this Registration Statement.
24.1      Power of Attorney contained on the signature pages.
99.1      2000 Non-Officer Equity Incentive Plan.

---------------
* Incorporated by reference to the exhibit bearing the same number filed with Registrant's Registration Statement on Form S-1, as amended (No. 333-81347).